Exhibit 10.19

The East Carolina Bank

Incentive Plan

1. Purpose.

The purpose of The East Carolina Bank’s Incentive Plan (the “Plan”) is to motivate the employees of The East Carolina Bank (the “Bank”) to improve the Bank’s financial performance within the constraints of safe and sound bank practices and to improve the Bank’s service levels. The Bank seeks to reward improved performance via variable awards and to de-emphasize base salaries, the fixed cost component of compensation. The implementation of an incentive plan is designed to enhance the potential compensation of the Bank’s employees thereby assisting in the attraction, motivation and retention of qualified employees.

2. Effective Date and Plan Year.

The Effective Date of the Plan shall be January 1, 2004. The Plan Year shall be the calendar year.

3. Eligibility.

An individual shall be eligible to become a Participant in the Plan who satisfies the following requirements:

a)	The individual is a “regular full-time employee” of the Bank or its subsidiaries who performs duties for a minimum of thirty (30) hours per week.
b)	The individual is an employee of the Bank and in an active pay status for a minimum of six consecutive, full calendar months of the Plan Year.
c)	The individual is approved by the Chief Executive Officer as a Participant in the Plan

4. Participation.

Prior to the beginning of each Plan Year, the Chief Executive Officer shall approve a list of eligible employees to become Participants in the Plan (a “Participant”) with respect to such Plan Year. In the event of the hiring of a new employee during the Plan Year, the Chief Executive Officer may approve the entry of a Participant into the Plan. In such case, the Incentive Award determined under Section 5 with respect to such Participant shall be multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he/she is a Participant and the denominator of which is twelve. Participation in the Plan requires the Participant to be subject to the provisions of the Plan and such other terms and conditions as the Board shall provide.

Participation is categorized by seven tiers. Tier 1 is the Chief Executive Officer, Tier 2 is Senior Management, Tier 3 is Regional Management, Tier 4 is Branch Managers and Specialized Lenders, Tier 5 is Corporate/Specialized officers; Tier 6 is home office personnel exclusive of Tiers 1, 2, and 5 and Tier 7 is branch personnel exclusive of Tier 4.

5. Incentive Award.

5.1 Subject to Section 5.2, each Participant for a Plan Year shall have the potential to receive an Incentive Award. The incentive award shall be determined by the Bank’s and participants’ performance against four Performance Criteria: Return on Average Equity, Return on Average Assets, Operating Expenses as a Percentage of Average Assets and Branch Performance Criteria. Each Tier’s performance factor(s) is weighted as to its importance to the set of performance factors for that Tier.

The Performance Criteria are defined as :

Return on Average Equity

Net Income / Average Equity

(Net Income after estimated Incentive Plan payouts, after all Operating Expenses and after all Cost of Funds) / (Paid in Capital, Retained Earnings and Undivided Profits at the end of the prior year plus net earnings at the end of each plan year month / 13)

* For the purpose of measuring Return on Average Equity no accounting adjustments as a result of items dating to a period prior to the inception of the Incentive Plan will impact the measure. Estimated incentive plan payouts will equal 100% of incentive threshold potential.

Return on Average Assets

Net Income / Average Assets =

(Net Income after estimated Incentive Plan payouts, after all Operating Expenses and after all Cost of Funds) / (Assets at the end of the prior year plus assets at the end of each plan year month / 13)

* For the purpose of measuring Return on Average Assets no accounting adjustments as a result of items dating to a period prior to the inception of the Incentive Plan will impact the measure. Estimated incentive plan payouts will equal 100% of incentive threshold potential.

Operating Expenses as a percentage of Average Assets:

(Total Operating Expenses) / (Assets at the end of the prior year plus assets at the end of each plan year month / 13)

Branch Performance Criteria:

Measures include: Loan growth, deposit growth, past due percentage, non-interest income and non-interest expense.

Specialized Lender Criteria:

Measures include: Loan growth, past due percentage; loan documentation exceptions, fee income generation, mortgage loan goals.

The relative achievement of each Performance Criteria will be measured by the accomplishment of Performance Levels. The Performance Levels are: Threshold, Target and Maximum. An award percentage is set for each Performance Level. The Performance Levels for each factor and their corresponding award percentages are set by the Board of Directors.

The Performance Levels are defined as:

Threshold:

A level of performance against a Performance Factor that is greater than or equal to the statistic set for the Threshold but less than the Target set for the Performance Factor. The lowest performance level at which an Incentive Award will be paid.

Target:

A level of performance against a Performance Factor that is greater than or equal to the statistic set for the Target but less than the Maximum set for the Performance Factor.

Maximum:

A level of performance against a Performance Factor that is greater than or equal to the statistic set for the Maximum set for the Performance Factor.

Each Performance Level is assigned an award percentage for achieving the level.

The participant’s Incentive Award is calculated by:

1.	Determining what Performance Level the Tier participants accomplished on each Performance Criteria.
2.	Multiplying the Performance Level award percentage by the Performance Criteria weight.
3.	Summing the weighted award percentages.
4.	Multiplying the total weighted award percentage times the participant’s base salary on the final day of the Plan Year.

Each participation Tier has an Award Trigger(s). The Award Triggers are set levels of Bank performance. No incentive award is granted unless the Tier’s Award Trigger(s) is accomplished. The Award Triggers are: Return on Average Assets, Operating Expenses as a percentage of Average Assets and the Bank’s FDIC CAMEL rating for the plan year. The Board of Directors will determine the Award Trigger(s) for each Tier and the level of performance for each Award Trigger.

5.2 Notwithstanding any other provision of this Plan, the Chief Executive Officer shall recommend the payment of the Incentive Award as determined under Section 5.1 and the Board shall approve such awards. The Board in its discretion may adjust the amount of the payment as it deems necessary to meet the purpose of this Plan. Where interpretations of achievement or performance on the Incentive Award calculation factors is inconsistent, the judgment of the Board will prevail.

5.3 To receive an Incentive Award from the Plan, the Participant must be an active employee of the Bank on the last day of the Plan year.

6. Change of Job during Plan Year.

In the event that a Participant changes jobs within the Bank during the Plan Year, the Participant’s potential award will be calculated on a prorated basis. The participant’s job tenure in each Tier will be the basis for proration. Proration will be calculated by rounding tenure to the nearest full month. If a part-time employee moves into a full-time position, the employee must have worked in the full-time status for 6 months and will be paid on a prorated basis for those six months. If a full-time employee moves to a part-time position, that employee forfeits participation in the plan.

7. Payment of Incentive Awards.

Unless otherwise determined by the Board, the Incentive Award for a Plan Year shall be paid by the Bank in cash to the Participant or his Beneficiary no later than two and one-half months after the end of the Plan Year.

8. Withholding.

There shall be deducted from the payment of the Incentive Award the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Bank to such authority for the account of the person entitled to such payment.

9. Nonassignability of Incentive Awards.

The right to receive payment of the Incentive Award shall not be assignable or transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession.

10. No Trust Fund: Unsecured Interest.

A Participant shall have no interest in any fund or specified asset of the Bank. No trust fund shall be created in connection with the Plan or any Incentive Award, and there shall be no required funding of amounts which may become payable under this Plan. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general assets of the Bank, and no person other than the Bank shall, by virtue of the provisions of this Plan, have any interest in such assets. No right to receive payment from the Bank pursuant to the Plan shall be greater than the right of any unsecured creditor of the Bank.

11. No Right or Obligation of Continued Employment.

Nothing contained in the Plan shall require the Bank to continue to employ the Participant, nor shall the Participant be required to remain in the employment of the Bank.

12. Retirement Plans.

Any amounts accrued, payable or paid out under this Plan shall be treated as compensation for the purpose of determining the amount of contributions or benefits to which a Participant shall be entitled under any retirement plan to which the Bank may be a party.

13. Dilution or Other Adjustments.

If there is any change in the Bank because of a merger, consolidation or reorganization involving the Bank, the Board shall make such adjustments to any provisions of this Plan as the Board deems desirable to prevent the dilution or enlargement of rights granted hereunder.

14. Administration of the Plan.

The Plan shall be administered by the Chief Executive Officer with the consent and approval of the Board or its designated committee. Subject to the provisions of the Plan, the Board shall have plenary authority in its discretion, among other things, to determine the levels for Performance Factors and Award Triggers, to approve the Incentive Awards to Plan Participants, to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the Plan, provided that no member of the Board shall take part in any action with respect to the decisions to pay an Incentive Award to such member, or with respect to the terms or conditions of any Incentive Award awarded to such member.

15. Amendment, Termination and Continuation of the Plan.

The Plan may be amended or terminated at any time by the Board. The Plan must be affirmed by the Board at the beginning of each Plan year.

16. Binding on Successors.

The obligations of the Bank under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Bank, and the term “Bank,” whenever used in the Plan, shall mean and include any such organization after the succession.

17. Applicable Law.

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

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